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                                                                   Exhibit 99.12
PRESS RELEASES

SENIOR AT&T EXECUTIVE TO HEAD WORLDWIDE WEB NETWORX

Worldwide Web NetworX Appoints Carol Knauff Chairman and CEO; Company Closes on $3.6 Million Loan; Restructures Board of Directors

MT. LAUREL, N.J., Aug. 28 /PRNewswire/ -- Carol C. Knauff, 52, a former senior executive of AT&T Corporation, has been appointed Chairman and a Director of Worldwide Web NetworX (OTC Bulletin Board: WWWX - news). She shall be appointed CEO on September 1.

Mrs. Knauff was an executive of AT&T where she had over 28 years of experience in managing new and existing business lines within AT&T. Most recently Mrs. Knauff served as Vice President, Consumer Product Management, where she was responsible for managing product performance, new product development and cost effectiveness for all AT&T Consumer Long Distance, representing over $22 billion in revenue and serving 60 million customers.

"Her experience, reputation and extensive corporate relationships will accelerate the pace of our development and give us the kind of focus that can take the Company to a new level," said Thomas A. Settineri, a WWWX board member and CEO of a subsidiary company.

Gerard T. Drumm, interim President and CEO, along with CFO John T. Banigan, General Counsel and board member Allan M. Cohen and board members William F. Weld, Michael E. Norton and Warren Rothstein resigned. Mr. Cohen remains as a consultant to the Company.

In conjunction with management and board changes, the Company also closed on a $3.6 million convertible secured loan from Blair Ventures-Fund I, Inc., a newly organized subsidiary of D.H. Blair Investment Banking Corp., an earlier investor in the company.

"Closing the $3.6 million loan satisfies the concern reported in the Company's most recent Form 10-Q as to the funding of WWWX's operations. With the fresh capital and a fresh perspective, WWWX will be in position to take advantage of many promising opportunities in today's marketplace," commented Knauff.

Along with continuing board member Tom Settineri, Ronald Tobia, 55, has been appointed to the board of directors. Tobia is a senior partner in the law firm of Schwartz, Tobia, Stanziale, Becker, Rosensweig & Sedita and serves as Finance Co-chairman of the New Jersey Republican State Committee.

Mrs. Knauff added, "On behalf of WWWX, I'd like to thank the departing managers and board members for their extraordinary service and efforts."
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Forward-Looking Statements

Statements contained in this press release, which are not historical facts, are forward-looking statements. Such forward-looking statements are necessary estimates regarding the best judgement of the party making such statements based upon current information and involve a number of risks and uncertainties. Forward-looking statements contained in this press release or in other public statements of the parties should be considered in light of those factors. There can be no assurances that such factors or other factors will affect the accuracy of such forward-looking statements.

SOURCE: Worldwide Web NetworX